As filed with the Securities and Exchange Commission on June 28, 2018

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-0037077
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
6501 Legacy Drive
Plano, Texas
(Address of principal executive offices)
75024
(Zip Code)

J. C. Penney Corporation, Inc.
Safe Harbor 401(k) Plan
(Full title of the plan)

Brandy L. Treadway, Esq.
Senior Vice President, General Counsel
J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas 75024
(Name and address of agent for service)

(972) 431-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock of 50¢ par value (Common Stock) of J. C. Penney Company, Inc. (Company or Registrant)	10,000,000 Shares(1)	$2.51(2)	$25,100,000(2)	$3,124.95(2)
Preferred Stock Purchase Rights(3)

(1)    Number of shares that may be issued by Registrant pursuant to the J. C. Penney Corporation, Inc. Safe Harbor 401(k) Plan (Plan). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)    Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) and based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on June 26, 2018.
(3)    Represents the right (the Right) to purchase one one-thousandth of a share of preferred stock of the Registrant, which is attached to each issued and outstanding share of Common Stock, pursuant to the terms of the Registrant’s Amended and Restated Rights Agreement, dated January 27, 2014, as amended. Until the occurrence of prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock. As long as the Rights are attached to the Common Stock, the Registrant will issue one Right with each new share of Common Stock so that each share of Common Stock will have a Right attached.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the instructions to the Registration Statement on Form S-8 will be sent or given to participants in the J. C. Penney Corporation, Inc. Safe Harbor 401(k) Plan as required by Rule 428(b)(1) of the rules promulgated under the Securities Act of 1933, as amended. These documents are not being filed with the Securities and Exchange Commission (the Commission) as a part of this registration statement in accordance with Rule 428(b) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement:

(a)
The Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018 (other than information contained therein deemed to have been furnished and not filed in accordance with Commission rules).

(b)
The Company’s Annual Report on Form 10-K/A for the fiscal year ended February 3, 2018 (other than information contained therein deemed to have been furnished and not filed in accordance with Commission rules).

(c)
The Company’s Quarterly Report on Form 10-Q for the quarterly period ended May 5, 2018 (other than information contained therein deemed to have been furnished and not filed in accordance with Commission rules).

(d)
The Company’s Current Reports on Form 8-K filed on March 2, 2018, March 8, 2018, March 14, 2018, May 17, 2018, May 22, 2018, May 25, 2018 and June 14, 2018 (other than information contained therein deemed to have been furnished and not filed in accordance with Commission rules).

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Company or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Set forth below is a description of the Company’s common stock.

DESCRIPTION OF COMMON STOCK

As of June 25, 2018, the authorized capital stock of the Company consisted of 1,250,000,000 shares of Common Stock of 50¢ par value, of which 314,471,628 shares were issued and outstanding, and 25,000,000 shares of preferred stock, without par value, of which no shares were issued and outstanding. The authorized shares of any class of stock may be increased or decreased, as the case may be, by the affirmative vote of the holders of a majority of the outstanding shares of the stock entitled to vote thereon. The descriptions set forth below of the Common Stock and the Preferred Stock Purchase Rights (as hereinafter described) constitute brief summaries of certain provisions of the Company’s Restated Certificate of Incorporation, as amended, referred to in this Registration Statement as its Charter, its Bylaws, as amended, referred to in this Registration Statement at its Bylaws, and the Amended and Restated Rights Agreement, dated January 27, 2014, between the Company and Computershare Inc., as amended by a First Amendment to Amended and Restated Rights Agreement, dated January 23, 2017, referred to in this Registration Statement as the Rights Agreement, and such summaries are qualified in their entirety by reference to the relevant provisions of such documents. You may request a free copy of these documents by contacting us at the following address and telephone number:

J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas 75024
Telephone: (972) 431-5500
Attention: Investor Relations

Common Stock

Holders of Common Stock are entitled to one vote per share with respect to each matter submitted to a vote of the stockholders of the Company, including the election of directors, subject to voting rights that may be established for shares of preferred stock. The Charter does not provide for cumulative voting nor are holders of Common Stock entitled to any preemptive rights to purchase or subscribe for any of the Company’s securities. Shares of Common Stock are neither redeemable nor convertible, and there are no sinking fund provisions relating to these shares. Subject to the prior rights of any outstanding shares of preferred stock, holders of Common Stock are entitled to receive such dividends as may be lawfully declared from time to time by the Company’s Board of Directors (Board). Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Common Stock will share equally in the assets remaining after the Company pays all of its creditors and satisfies all of its obligations to preferred stockholders.

The outstanding shares of Common Stock are fully paid and nonassessable. Additional shares of Common Stock may be issued, as authorized by the Board from time to time, without stockholder approval, except any stockholder approval required by the New York Stock Exchange.

Computershare Inc. is the transfer agent and registrar of the Common Stock.

Preferred Stock Purchase Rights

Preferred Stock Purchase Rights (the Rights) are attached to all shares of Common Stock outstanding. The Rights are issued under the Rights Agreement. Each Right entitles the registered holder to purchase one one-thousandth of a share of a series of preferred stock of the Company designated Series C Junior Participating Preferred Stock (the Series C Preferred Stock) under conditions described in the Rights Agreement. The Rights expire on January 25, 2020, unless such date is extended or the Rights are earlier redeemed or exchanged.

The purpose of the Rights Agreement is to diminish the risk that the Company’s ability to use its net operating losses and certain other tax assets (the Tax Benefits) to reduce potential future federal income tax obligations would become subject to limitations by reason of the Company’s experiencing an “ownership change,” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the Code). A company generally experiences such an ownership change if the percentage of its stock owned by its “5-percent shareholders,” as defined in Section 382 of the Code, increases by more than 50 percentage points over a rolling three-year period. The Rights Agreement is intended to reduce the likelihood of an ownership change under Section 382 of the Code by deterring any person or group from acquiring beneficial ownership of 4.9% or more of the outstanding Common Stock.

In general terms, the Rights restrict any person or group of affiliated or associated persons (other than the Company, its subsidiaries, or employee benefit plans of the Company or any of its subsidiaries) from acquiring beneficial ownership of 4.9% or more of the outstanding Common Stock, or, in the case of any person or group that owned 4.9% or more of the outstanding Common Stock on the date of announcement of the Company’s entry into the Rights Agreement, any additional shares of Common Stock (subject to certain exceptions). An “acquiring person” is any person or group who acquires shares of Common Stock in violation of these limitations. An “acquiring person” does not include any person or group who becomes the owner of 4.9% or more of the outstanding Common Stock solely as a result of a reduction in the number of shares outstanding due to any repurchase of shares by the Company, any person or group who inadvertently or without knowledge of the terms of the Rights acquires beneficial ownership in excess of 4.899% of the outstanding Common Stock and thereafter reduces such ownership to less than 4.9% of the outstanding Common Stock upon request by the Company, and any person or group that the Board determines is not an acquiring person for so long as such person or group complies with any limitations or conditions required by the Board in making such determination.

The Rights initially trade with, and are inseparable from, the Common Stock. The Rights will not be evidenced by separate certificates until they become exercisable. Each Right allows its holder to purchase from the Company, once the Rights become exercisable, one one-thousandth of a share of Series C Preferred Stock for $55.00, subject to adjustment in accordance with the terms of the Rights Agreement.

The Rights will separate from the Common Stock and become exercisable on the earlier of (1) the close of business on the 10th business day after public announcement that a person or group has become an acquiring person; or (2) the close of business on the 10th business day (or such later date as the Board may determine) after a third party makes a tender offer or exchange offer which, if consummated, would result in that person or group becoming an acquiring person.

If any person or group of affiliated or associated persons becomes an acquiring person, then each Right (other than Rights owned by an acquiring person, its affiliates, associates or certain transferees, which will become void) will entitle the holder to purchase, at the then current exercise price, Common Stock (or, in certain circumstances, a combination of Common Stock, other securities, cash or other property) having a value of twice the exercise price of the Right, in effect enabling a purchase at half-price. However, Rights are not exercisable following such event until such time as the Rights are no longer redeemable by the Company as described below.

If, at any time after a person or group of affiliated or associated persons becomes an acquiring person, the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, the Common Stock of the Company is changed or exchanged, or fifty percent (50%) or more of the Company’s assets, cash flow or earning power is sold, then each Right (except Rights which have previously been voided as set forth above) will entitle the holder to purchase, at the Right’s then current exercise price, common stock of the acquiring person having a value of twice the Right’s then current exercise price, in effect enabling a purchase at half-price.

After a person or group becomes an acquiring person, but before such person or group owns 50% or more of the outstanding Common Stock, the Board may, in lieu of allowing Rights to be exercised, cause each outstanding Right (except Rights which have previously been voided as set forth above) to be exchanged for one share of Common Stock, or one one-thousandth of a share of Series C Preferred Stock, in each case as adjusted to reflect stock splits or similar transactions.

The Board may redeem all, but not less than all, of the Rights for $0.001 per Right at any time prior to the earlier of (1) the 10th business day after public announcement that a person or group has become an acquiring person and (2) the final expiration of the Rights. The redemption price may, at the option of the Company, be paid in cash or in shares of Common Stock or other consideration deemed appropriate by the Board. The redemption price will be adjusted in the event of a stock split, stock dividend or similar transaction with respect to the Common Stock.

The Board has the right to adjust, among other things, the exercise price, as well as the number of preferred shares issuable, and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the preferred shares or Common Stock.

The terms of the Rights Agreement may be amended by the Board prior to the distribution date without the consent of the holders of the Rights. The Board may only amend the Rights Agreement after the distribution date for certain limited purposes, such as to cure ambiguity, correct or supplement any provision that is defective or inconsistent with any other provision, shorten or lengthen time periods in the Rights Agreement, or other changes that do not adversely affect the holders of the Rights.

The Rights will expire on the earliest of (1) the close of business on January 25, 2020 or such later date as may be established by the Board prior to the expiration of the Rights, (2) the time at which the Rights are redeemed or exchanged pursuant to the Rights Agreement, (3) the repeal of Section 382 of the Code or any successor statute if the Board determines that the Rights Agreement is no longer necessary or desirable for the preservation of the Tax Benefits or (4) the beginning of a taxable year of the Company to which the Board determines that the Tax Benefits may not be carried forward.

Certain Charter, Bylaw and Delaware Law Provisions

The Charter and Bylaws and the Delaware General Corporation Law contain several provisions that may make it more difficult to acquire or control the Company by means of a tender offer, open market purchases, proxy fight or otherwise.

Election of Directors; Removal of Directors; Action by Written Consent

The members of the Board are elected annually. In a non-contested election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to that director’s election. The Company’s Bylaws provide that in a non-contested election, any nominee for director who is an incumbent director and does not receive a majority of the votes cast “For” his or her election must promptly tender his or her resignation, and the Board, excluding the director who tenders his or her resignation, must promptly decide whether to accept or reject the resignation. Absent a compelling reason for the director to remain on the Board, as determined by the other directors in the exercise of their business judgment, the Board shall accept the resignation. The Company will promptly and publicly disclose the Board’s decision, together with an explanation of how the decision was reached. In a contested election, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the stockholder meeting and entitled to vote on the election of directors.

The Charter and Bylaws also provide that stockholders may only take action at an annual or special meeting of the stockholders and not by written consent of stockholders. The provisions regarding action by written consent require the vote of at least a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class in order to remove or amend them.

These provisions may have the effect of discouraging anyone from attempting to acquire control of the Company and could deter open market purchases of the Common Stock.

Stockholder Proposals and Nominations

The Bylaws provide that any stockholder may present a nomination for director at an annual meeting of stockholders only if advance notice of such nomination has been delivered to the Company not less than 90 days prior to the meeting. If an election of directors is to be held at a special meeting of stockholders, notice by the stockholder must be received not later than seven days after the notice of such meeting was given to stockholders. Similarly, any stockholder may present a proposal at an annual meeting only if advance notice of the proposal has been delivered to the Company not less than 90 days prior to the meeting. The foregoing notices must describe the proposal to be brought at the meeting or the nominee for director, as applicable, as well as provide personal information regarding the stockholder giving the notice, the number of shares owned by the stockholder, his or her interest in such proposal and, with respect to nominations for director, such information with respect to the nominees as would be required to be included in a proxy statement filed by the Company with the Commission.

In addition to the director nomination provisions described above, the Bylaws contain a “proxy access” provision that provides that any stockholder or group of up to twenty stockholders who qualify as an eligible stockholder (as defined in the Bylaws) who have owned 3% or more of the Common Stock continuously for at least three years to nominate and include in the Company’s proxy materials director candidates constituting up to 20% of the Board or two directors, whichever is greater, provided that the stockholders and the nominees satisfy the eligibility requirements specified in the Bylaws. A stockholder proposing to nominate a person for election to the Board through the proxy access provision must provide the Company’s secretary with a notice requesting the inclusion of the director nominee in the Company’s proxy materials, along with other required information, not less than 120 days nor more than 150 days prior to the first anniversary of the date the Company’s definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders. The complete proxy access provision is set forth in the Bylaws.

In addition, the Bylaws provide that only the Board can call special meetings of stockholders and that the only business that may be brought before a special meeting is such business specified by the Board in the notice of such meeting.

These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any stockholder to a vote of the stockholders.
Delaware Law

Section 203 of the General Corporation Law of the State of Delaware applies to the Company. Under certain circumstances, Section 203 limits the ability of an interested stockholder to effect various business combinations with the Company for a three-year period following the time that such stockholder becomes an interested stockholder. For purposes of Section 203, a “business combination” is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within the immediately preceding three years did own, 15 percent or more of the Company’s voting stock.

An interested stockholder may not engage in a business combination transaction with the Company within the three-year period unless:

•	before the stockholder became an interested stockholder, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction in which the stockholder became an interested stockholder, the interested stockholder owned at least 85 percent of the Company’s voting stock (excluding shares owned by officers, directors or certain employee stock purchase plans); or

•
at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 ⅔ percent of the outstanding voting stock which is not owned by the interested stockholder.

Certain Effects of Authorized But Unissued Stock

Authorized but unissued shares of Common Stock and preferred stock may be issued without additional stockholder approval and may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

The issuance of preferred stock could have the effect of delaying or preventing a change in control of the Company. The issuance of preferred stock could decrease the amount available for distribution to holders of Common Stock or could adversely affect the rights and powers, including voting rights, of such holders. In certain circumstances, such issuance could have the effect of decreasing the market price of Common Stock.

One of the effects of the existence of unissued and unreserved Common Stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company.
Limitations on Directors’ Liability

The Charter eliminates the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty as a director. This provision does not, however, eliminate or limit the personal liability of a director:

•	for any breach of such director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

This provision offers persons who serve on the Board protection against awards of monetary damages resulting from breaches of their fiduciary duty (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company and limits the Company’s ability or the ability of one of its stockholders to prosecute an action against a director for a breach of fiduciary duty. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission. The Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

The Bylaws provide that the Company may indemnify any of its officers or directors to the fullest extent permitted by the Delaware General Corporation Law.
Forum Selection

The Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of the Company;

•	any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees to the Company or its stockholders;

•	any action asserting a claim arising pursuant to the Delaware General Corporation Law or the Charter or Bylaws; or

•	any action asserting a claim governed by the internal affairs doctrine of the State of Delaware.

In the event that the Court of Chancery lacks jurisdiction over any such action or proceeding, the Bylaws provide that the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware.

The Bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock is deemed to have notice of and consented to the foregoing provision.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits indemnification of the Company’s directors and officers in a variety of circumstances which may include liabilities under the Securities Act of 1933, as amended.

Article X of the Company’s bylaws provides in substance for indemnification by the Company of its directors and officers in accordance with the provisions of the Delaware General Corporation Law. The Company has entered into indemnification agreements with its current directors and certain of its current officers which generally provide for indemnification by the Company except as prohibited by applicable law. To provide some assurance of payment of amounts to which these directors and officers may become entitled pursuant to these agreements, the Company has funded a trust.

In addition, the Company has purchased insurance coverage under policies which insure the Company for amounts which it may be required or permitted to pay as indemnification of these directors and officers, and which insure these directors and officers against liabilities which might be incurred and for which they are not entitled to indemnification by the Company.

It is the opinion of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith unless otherwise indicated:

Exhibit
Number        Description

4.1
Restated Certificate of Incorporation of the Company, as amended to May 20, 2011 (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed June 8, 2011, SEC File No. 001-15274, and incorporated herein by reference).

4.2	Bylaws of the Company, as amended to July 20, 2016 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 21, 2016, SEC File No. 001-15274, and incorporated herein by reference).

4.3
Certificate of Designation, Preferences and Rights of Series C Junior Participating Preferred Stock (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 22, 2013, SEC File No. 001-15274, and incorporated herein by reference).

4.4
Amended and Restated Rights Agreement, dated as of January 27, 2014, by and between J. C. Penney Company, Inc. and Computershare Inc., as Rights Agent (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed January 28, 2014, SEC File No. 001-15274, and incorporated herein by reference).

4.5
First Amendment to the Amended and Restated Rights Agreement, dated as of January 23, 2017, by and between J. C. Penney Company, Inc. and Computershare Inc., as Rights Agent (filed as Exhibit 4.1 to the Company’s

Current Report on Form 8-K filed January 23, 2017, SEC File No. 001-15274, and incorporated herein by reference).

5.1
In lieu of an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended, or an Internal Revenue Service (“IRS”) determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, the Registrant will submit the Plan, and any amendments thereto, to the IRS in a timely manner, and the Registrant hereby undertakes to make all changes required by the IRS in order to qualify the Plan.

23.1	Consent of KPMG LLP.

24	Power of Attorney.

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on the 28th day of June, 2018.
J. C. PENNEY COMPANY, INC.

By: /s/ Brandy L. Treadway
Brandy L. Treadway
Senior Vice President, General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
*	Chairman of the Board; Director	June 28, 2018
Ronald W. Tysoe
*	Executive Vice President, Chief Customer Officer (principal executive officer)	June 28, 2018
Joseph M. McFarland
*	Executive Vice President, Chief Information Officer and Chief Digital Officer (principal executive officer)	June 28, 2018
Therace M. Risch
*	Executive Vice President, Supply Chain (principal executive officer)	June 28, 2018
Michael Robbins
*	Executive Vice President and Chief Financial Officer (principal financial officer; principal executive officer)	June 28, 2018
Jeffrey A. Davis
*	Senior Vice President, Chief Accounting Officer and Controller (principal accounting officer)	June 28, 2018
Andrew S. Drexler
*	Director	June 28, 2018
Paul J. Brown
*	Director	June 28, 2018
Amanda Ginsberg
*	Director	June 28, 2018
Wonya Y. Lucas
*	Director	June 28, 2018
B. Craig Owens
*	Director	June 28, 2018
Lisa A. Payne
*	Director	June 28, 2018
Debora A. Plunkett
*	Director	June 28, 2018
Leonard H. Roberts
	Director	June 28, 2018
Javier G. Teruel
*	Director	June 28, 2018
R. Gerald Turner
* By:    /s/ Brandy L. Treadway
Brandy L. Treadway, Attorney-in-fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on the 28th day of June, 2018.

J. C. PENNEY CORPORATION, INC. SAFE HARBOR 401(K) PLAN

By: /s/ David White
David White
Benefits Controller